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                                                                     Exhibit (j)

                      FORM OF CUSTODIAN SERVICES AGREEMENT

         THIS AGREEMENT is made as of June 26, 2002 by and between PFPC TRUST COMPANY, a limited purpose trust company incorporated under the laws of Delaware ("PFPC Trust"), and DB HEDGE STRATEGIES FUND LLC a Delaware limited liability company (the "Fund").

                              W I T N E S S E T H:

           WHEREAS, the Fund is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

           WHEREAS, the Fund wishes to retain PFPC Trust to provide custodian services, and PFPC Trust wishes to furnish custodian services, either directly or through an affiliate or affiliates, as more fully described herein.

           NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       DEFINITIONS. AS USED IN THIS AGREEMENT:

         (a)      "1933 Act" means the Securities Act of 1933, as amended.

         (b) "1934 Act" means the Securities Exchange Act of 1934, as amended.

         (c) "1940 Act" means the Investment Company Act of 1940, as amended.

         (c) "Authorized Person" means any officer of the Fund and any other person authorized by the Fund on an Authorized Persons List attached hereto to give Oral or Written Instructions on behalf of the Fund, or any person reasonably believed by PFPC Trust to be so authorized. An Authorized Person's scope of authority
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                  may be limited by setting forth such limitation in a written document signed by both parties hereto.

         (d) "Book-Entry System" means Federal Reserve Treasury book-entry system for United States and federal agency Securities, its successor or successors, and its nominee or nominees and any book-entry system maintained by an exchange registered with the SEC under the 1934 Act.

         (e)      "CEA" means the Commodities Exchange Act, as amended.

         (f) "Change of Control" means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

         (g) "Units" mean the beneficial interest of any series or class of the Fund.

         (h) "Oral Instructions" mean oral instructions received by PFPC Trust from an Authorized Person. PFPC Trust may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

         (i) "PFPC Trust" means PFPC Trust Company or a subsidiary or affiliate of PFPC Trust Company.

         (j)      "SEC" means the Securities and Exchange Commission.

         (k) "Securities" means Securities (including without limitation equities, debt obligations, options, and other "securities" as that term is defined in Section 2(a)(36) of the 1940 Act) and any contracts for forward or future delivery of any security debt obligation, all manner of derivative instruments and any contracts


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                  based on any index or group of Securities or debt obligations, and any options thereon, as well as investments in registered investment companies and private investment funds.

         (l) "Securities Laws" mean the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

         (m)      "Property" means:

                  (i) any and all Securities and other investment items which the Fund may from time to time deposit, or cause to be deposited, with PFPC Trust or which PFPC Trust may from time to time hold for the Fund;

                  (ii) all income in respect of any of such Securities or other investment items;

                  (iii) all proceeds of the sale of any of such Securities or investment items; and

                  (iv) all proceeds of the sale of Securities issued by the Fund, which are received by PFPC Trust from time to time, from or on behalf of the Fund.

         (m) "Written Instructions" mean (i) written instructions signed by two Authorized Persons and received by PFPC Trust or
                  (ii) trade instructions transmitted by means of an electronic transaction reporting system which requires the use of a password or other authorized identifier in order to gain access. The instructions may be delivered electronically or by hand, mail or facsimile sending device.

2. APPOINTMENT. The Fund hereby appoints PFPC Trust to provide custodian services to the Fund and PFPC Trust accepts such appointment and agrees to furnish such services.

3. DELIVERY OF DOCUMENTS. The Fund has provided or, where applicable, will provide PFPC Trust with the following:

         (a) at PFPC Trust's request, certified or authenticated copies of the resolutions of the Fund's directors, approving the appointment of PFPC Trust or its affiliates to provide services;

         (b) a copy of the Fund's most recent effective registration statement;


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         (c)      a copy of the Fund's limited liability company operating
                  agreement;

         (d)      a copy of the Fund's advisory agreements;

         (e) a copy of the distribution/underwriting agreement with respect to the Fund;

         (f) a copy of the Fund's administration agreement and sub-administration agreement;

         (g) copies of any distribution and/or member servicing plans and agreements made in respect of the Fund; and

         (h) certified or authenticated copies of any and all amendments or supplements to the foregoing.

4.       COMPLIANCE WITH LAWS.

         PFPC Trust undertakes to comply with applicable requirements of the Securities Laws and of laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC Trust hereunder. Except as specifically set forth herein, PFPC Trust assumes no responsibility for such compliance by the Fund or any other entity.

5.       INSTRUCTIONS.

         (a) Unless otherwise provided in this Agreement, PFPC Trust shall act only upon Oral Instructions or Written Instructions.

         (b) PFPC Trust shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person pursuant to this Agreement. PFPC Trust may assume that any Oral Instructions or Written Instructions received hereunder are not in any way inconsistent with the provisions of organizational documents of the Fund or of any vote, resolution or proceeding of the Fund's directors or of the Fund's members, unless and until PFPC Trust receives Written Instructions to the contrary.


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         (c)      The Fund agrees to forward to PFPC Trust Written Instructions confirming Oral Instructions given on behalf of the Fund (except where such Oral Instructions are given by PFPC Trust or its affiliates) and shall endeavor to ensure that PFPC Trust receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC Trust or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC Trust's ability to rely upon such Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PFPC shall incur no liability to the Fund in acting upon such Oral Instructions or Written Instructions provided that PFPC's actions comply with the other provisions of this Agreement.

6.       RIGHT TO RECEIVE ADVICE.

         (a) Advice of the Fund. If PFPC Trust is in doubt as to any action it should or should not take, PFPC Trust may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

         (b) Advice of Counsel. If PFPC Trust shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC Trust may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or PFPC Trust, at the option of PFPC Trust); provided, however, that the Fund will be responsible only for reasonable legal expenses arising out of such advice.

         (c) Conflicting Advice. In the event of a conflict between directions or advice or


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                  Oral Instructions or Written Instructions PFPC Trust receives from the Fund, and the advice it receives from counsel, PFPC Trust shall be entitled to rely upon and follow the advice of counsel. PFPC Trust shall promptly inform the Fund of such conflict, and PFPC Trust shall refrain from acting in the event of a conflict, unless counsel advises PFPC Trust that failure to take action is likely to result in additional loss, liability, or expense. In the event PFPC Trust relies on the advice of counsel, PFPC Trust remains liable for any action or omission on the part of PFPC Trust that constitutes willful misfeasance, bad faith, gross negligence. or reckless disregard by PFPC Trust of any duties, obligations, or responsibilities set forth in this Agreement.

         (d) Protection of PFPC Trust. PFPC Trust shall be indemnified by the Fund and without liability for any action PFPC Trust takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC Trust receives from or on behalf of the Fund or from counsel and which PFPC Trust believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC Trust (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of the other provisions of this Agreement, the same is a condition of PFPC Trust's properly taking or not taking such action. Nothing in this subsection shall excuse PFPC Trust when an action or omission on the part of PFPC Trust constitutes willful misfeasance, bad faith, gross negligence, or reckless disregard


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                  of its duties, obligations, or responsibilities set forth in this Agreement.

7. RECORDS; VISITS. The books and records pertaining to the Fund, which are in the possession or under the control of PFPC Trust, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable Securities Laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC Trust's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC Trust to the Fund or to an Authorized Person, at the Fund's expense. To the extent required by, and in the manner prescribed by and in accordance with, the 1940 Act, the books and records of PFPC Trust pertaining to its actions under this Agreement and reports by PFPC Trust or its independent accountants concerning its accounting system, procedures for safeguarding Securities, and internal accounting controls will be open to inspection and audit at reasonable times by officers, employees, or agents of the Fund or auditors employed by the Fund and will be preserved by PFPC Trust.

8. CONFIDENTIALITY. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC Trust, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of


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         them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC Trust a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained (other than as a result of disclosure by the other party under similar confidentiality obligations); (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party.

         If any party to this Agreement or any of such party's affiliates or their respective employees, officers, agents, or representatives (hereinafter, "Qualified Persons") is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand, or similar process) to disclose any


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         Confidential Information, such party, on its own behalf or on behalf of such party's Qualified Person, will promptly notify such other party of such request or requirement so that such other party may seek an appropriate protective order or waive compliance with provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, such party or such party's Qualified Person subject to the disclosure request or requirement is, in the written opinion of such party's counsel addressed to such other party (the reasonable costs of which shall be paid by such other party), compelled to disclose the Confidential Information or else stand liable for contempt or suffer other censure or significant penalty, such party or such party's Qualified Person subject to the disclosure request or requirement may disclose only such of the Confidential Information to the party compelling disclosure as is required by law. Any party that discloses Confidential Information pursuant to the foregoing sentence shall not be liable for the disclosure of such Confidential Information to the other party unless such disclosure was caused by such party's or such party's Qualified Person's action or inaction that (i) constitutes willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties hereunder subject to the disclosure request or requirement or (ii) is not otherwise permitted by this Agreement.

9. COOPERATION WITH ACCOUNTANTS. PFPC Trust shall cooperate with the Fund's independent public accountants and shall take all reasonable action to make any requested information available to such accountants as reasonably requested by the Fund.

10. PFPC SYSTEM. PFPC Trust shall retain title to and ownership of any and all data base technology, computer programs, screen formats, report formats, interactive design


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         techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC Trust in connection with the services provided by PFPC Trust to the Fund.

11. DISASTER RECOVERY. PFPC Trust shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment, including the maintenance of an offsite disaster recovery site from which PFPC can meet its obligations hereunder in the event that its primary facility is unavailable. In the event of equipment failures, PFPC Trust shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC Trust shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by PFPC Trust's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

12. COMPENSATION. As compensation for custody services rendered by PFPC Trust during the term of this Agreement, the Fund will pay to PFPC Trust a fee or fees as may be agreed to in writing from time to time by the Fund and PFPC Trust. The Fund acknowledges that PFPC Trust may receive float benefits in connection with maintaining certain accounts required to provide services under this Agreement.

13. INDEMNIFICATION. The Fund agrees to indemnify and hold harmless PFPC Trust and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities


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         Laws and any state and foreign Securities Laws and blue sky laws)
         arising directly or indirectly from any action or omission to act that PFPC Trust takes in connection with the provision of services to the Fund; under this Agreement. Neither PFPC Trust nor any of its affiliates shall be indemnified against any liability (or any expenses incident to such liability) arising out of or caused by PFPC Trust's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of PFPC Trust's activities under this Agreement.

         Notwithstanding anything in this Agreement to the contrary, neither the Fund nor its affiliates shall be liable for any consequential, special or indirect losses or damages whether or note likelihood of such damages or loss was known by the Fund or its affiliates.

         The provisions of this Section 13 shall survive termination of this Agreement.

14.      RESPONSIBILITY OF PFPC TRUST.

         (a) PFPC Trust shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC Trust and the Fund in a written amendment hereto. PFPC Trust shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC Trust shall be liable only for any damages arising out of PFPC Trust's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC Trust's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under this Agreement.

         (b)      Notwithstanding anything in this Agreement to the contrary,
                  (i) PFPC Trust shall not be liable for losses, delays, failure, errors, interruption or loss of data


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                  occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC Trust shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information that conforms to the applicable requirements of this Agreement and that PFPC Trust reasonably believes to be genuine.

         (c)      Notwithstanding anything in this Agreement to the contrary,
                  (i) neither PFPC Trust nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC Trust or its affiliates and (ii) PFPC Trust's cumulative liability to the Fund for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed the lesser of $200,000 or the fees received by PFPC Trust for services provided hereunder during the 24 months immediately prior to the date of such loss or damage.

         (d) Any cause of action asserted by the Fund against PFPC Trust or any of its affiliates must be asserted within the 12 month period immediately after the Fund


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                  or its affiliate(s) obtained actual knowledge of such cause of action.

         (e) Each party shall have a duty to mitigate damages for which the other party may become responsible.

                  The provisions of this Section 14 shall survive termination of this Agreement.

15.      DESCRIPTION OF SERVICES.

         (a) Delivery of the Property. The Fund will deliver or arrange for delivery to PFPC Trust, all the Property owned by the Fund, including cash received as a result of the distribution of Units, during the term of this Agreement. PFPC Trust will not be responsible for such property until actual receipt.

         (b) Receipt and Disbursement of Money. PFPC Trust, acting upon Written Instructions, shall open and maintain separate accounts in the Fund's name using all cash received from or for the account of the Fund, subject to the terms of this Agreement.

                  PFPC Trust shall make cash payments from or for the Accounts only for:

                  (i) purchases of Securities in the name of the Fund, PFPC Trust, PFPC Trust's nominee or a sub-custodian or nominee thereof as provided in sub-section (j) and for which PFPC Trust has received a copy of the broker's or dealer's confirmation or payee's invoice, as appropriate;

                  (ii) purchase or redemption of Units of the Fund delivered to PFPC Trust;

                  (iii) payment of, subject to Written Instructions, interest, taxes, administration, accounting, distribution, advisory, management fees or similar expenses which are to be borne by the Fund;

                  (iv) payment to, subject to receipt of Written Instructions, the Fund's transfer agent, as agent for the members, of an amount equal to the amount of dividends and distributions stated in the Written Instructions to be distributed in cash by the transfer agent to members, or, in lieu of paying the Fund's transfer agent, PFPC Trust may arrange for the direct payment of cash dividends and distributions to members in accordance with


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                           procedures mutually agreed upon from time to time by
                           and among the Fund, PFPC Trust and the Fund's transfer agent.

                  (v) payments, upon receipt of Written Instructions, in connection with the conversion, exchange or surrender of Securities owned or subscribed to by the Fund and held by or delivered to PFPC Trust;

                  (vi) payments of the amounts of dividends received with respect to Securities sold short;

                  (vii) payments made to a sub-custodian pursuant to provisions in sub-section (c) of this Section; and

                  (viii)   other payments, upon Written Instructions.

         PFPC Trust is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the Accounts.

         (c)      Receipt of Securities; Subcustodians.

                  (i) PFPC Trust shall hold all Securities received by it for the Accounts in a separate account that physically segregates such Securities from those of any other persons, firms or corporations, except for Securities held in a Book-Entry System. All such Securities shall be held or disposed of only upon Written Instructions of the Fund pursuant to the terms of this Agreement. PFPC Trust shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such Securities or investment, except upon the express terms of this Agreement or upon Written Instructions authorizing the transaction. In no case may any member of the Fund's directors, or any officer, employee or agent of the Fund withdraw any Securities.

                           At PFPC Trust's own expense and for its own convenience, PFPC Trust may enter into sub-custodian agreements with other banks or trust companies that are banks as defined in the 1940 Act to perform duties described in this sub-section (c) with respect to domestic assets. Such bank or trust company shall have an aggregate capital, surplus and undivided profits, according to its last published report, of at least one million dollars ($1,000,000), if it is a subsidiary or affiliate of PFPC Trust, or at least twenty million dollars ($20,000,000) if such bank or trust company is not a subsidiary or affiliate of PFPC Trust. In addition, such bank or trust company must be qualified to act as custodian and agree to comply with the relevant provisions of the 1940 Act and other applicable rules and regulations. Any such arrangement will not be entered into


                                     - 14 -
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                           without prior written notice to the Fund (or as
                           otherwise provided in the 1940 Act).

                           In addition, PFPC Trust may enter into arrangements with sub-custodians with respect to services regarding foreign assets. Any such arrangement will be entered into with prior written notice to the Fund (or as otherwise provided in the 1940 Act).

                           PFPC Trust shall remain responsible for the performance of all of its duties as described in this Agreement and shall hold the Fund harmless from its own acts or omissions, under the standards of care provided for herein, or the acts and omissions of any sub-custodian chosen by PFPC Trust under the terms of this sub-section (c).

         (d) Transactions Requiring Instructions. Upon receipt of Oral Instructions or Written Instructions and not otherwise, PFPC Trust, directly or through the use of the Book-Entry System, shall:

                  (i) deliver any Securities held for the Fund against the receipt of payment for the sale of such Securities;

                  (ii) execute and deliver to such persons as may be designated in such Oral Instructions or Written Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of the Fund as owner of any Securities may be exercised;

                  (iii) deliver any Securities to the issuer thereof, or its agent, when such Securities are called, redeemed, retired or otherwise become payable at the option of the holder; provided that, in any such case, the cash or other consideration is to be delivered to PFPC Trust;

                  (iv) deliver any Securities held for the Fund against receipt of other Securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

                  (v) deliver any Securities held for the Fund to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;


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                  (vi)     make such transfer or exchanges of the assets of the
                           Fund and take such other steps as shall be stated in said Oral Instructions or Written Instructions to be for the purpose of effectuating a duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Fund;

                  (vii) release Securities belonging to the Fund to any bank or trust company for the purpose of a pledge or hypothecation to secure any loan incurred by the Fund; provided, however, that Securities shall be released only upon payment to PFPC Trust of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made subject to proper prior authorization, further Securities may be released for that purpose; and repay such loan upon redelivery to it of the Securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan;

                  (viii) release and deliver Securities owned by the Fund in connection with any repurchase agreement entered into on behalf of the Fund, but only on receipt of payment therefor; and pay out moneys of the Fund in connection with such repurchase agreements, but only upon the delivery of the Securities;

                  (ix) release and deliver or exchange Securities owned by the Fund in connection with any conversion of such Securities, pursuant to their terms, into other Securities;

                  (x) release and deliver Securities to a broker in connection with the broker's custody of margin collateral relating to futures and options transactions;

                  (xi) release and deliver Securities owned by the Fund for the purpose of redeeming in kind shares of the Fund upon delivery thereof to PFPC Trust; and

                  (xii) release and deliver or exchange Securities owned by the Fund for other purposes.

                           PFPC Trust must also receive a certified resolution describing the nature of the corporate purpose and the name and address of the person(s) to whom delivery shall be made when such action is pursuant to sub-paragraph d(xii).

         (e) Use of Book-Entry System. PFPC Trust is authorized and instructed, on a continuous basis, to deposit in the Book-Entry System all Securities belonging to the Fund eligible for deposit therein and to utilize the Book-Entry System to the extent possible in connection with settlements of purchases and sales of Securities by the Fund, and deliveries and returns of Securities loaned, subject to repurchase agreements or used as collateral in connection with borrowings. PFPC Trust shall continue to perform such duties until it receives Written Instructions or Oral Instructions authorizing contrary actions.

         PFPC Trust shall administer the Book-Entry System as follows:

                  (i) With respect to Securities of the Fund which are maintained in the Book-Entry System, the records of PFPC Trust shall identify by Book-Entry or otherwise those Securities belonging to the Fund.

                  (ii) Assets of the Fund deposited in the Book-Entry System will at all times be segregated from any assets and cash controlled by PFPC Trust in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities.

                  PFPC Trust will provide the Fund with such reports on its own system of internal control as the Fund may reasonably request from time to time.

         (f) Registration of Securities. All Securities held for the Fund which are issued or issuable only in bearer form, except such Securities held in the Book-Entry System, shall be held by PFPC Trust in bearer form; all other Securities held for the Fund may be registered in the name of the Fund, PFPC Trust, the Book-Entry System, a sub-custodian, or any duly appointed nominee of the Fund, PFPC Trust, Book-Entry System or sub-custodian. The Fund reserves the right to instruct PFPC Trust as to the method of registration and safekeeping of the Securities of the Fund. The Fund agrees to furnish to PFPC Trust appropriate instruments to enable PFPC Trust to hold or deliver in proper form for transfer, or to register in the name of its nominee or in the name of the Book-Entry System or in the name of another appropriate entity, any Securities which it may hold for the Accounts and which may from time to time be registered in the name of the Fund.

         (g) Voting and Other Action. Neither PFPC Trust nor its nominee shall vote any of the Securities held pursuant to this Agreement by or for the account of the Fund, except in accordance with Written Instructions. PFPC Trust, directly or through the use of the Book-Entry System, shall execute in blank and promptly deliver all notices, proxies and proxy soliciting materials received by PFPC Trust as custodian of the Property to the registered holder of such Securities. If the registered holder is not the Fund, then Written Instructions or Oral Instructions must designate the person who owns such Securities.

         (h) Transactions Not Requiring Instructions. In the absence of contrary Written Instructions, PFPC Trust is authorized to take the following actions:

                  (i)      Collection of Income and Other Payments.

                           (A) collect and receive for the account of the Fund, all income, dividends, distributions, coupons, option premiums, other payments and similar items, included or to be included in the Property, and, in addition, promptly advise the Fund of such receipt and credit such income, as collected, to the Fund's custodian account;

                           (B) endorse and deposit for collection, in the name of the Fund, checks, drafts, or other orders for the payment of money;

                           (C) receive and hold for the account of the Fund all Securities received as a distribution on the Fund's Securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar Securities issued with respect to any Securities belonging to the Fund and held by PFPC Trust hereunder;

                           (D) present for payment and collect the amount payable upon all Securities that may mature or be, on a mandatory basis, called, redeemed, or retired, or otherwise become payable on the date such Securities become payable; and

                           (E) take any action which may be necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments.

                  (ii)     Miscellaneous Transactions.

                           (A) PFPC Trust is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

                                    (1)      for examination by a broker or
                                             dealer selling for the account of
                                             the Fund in accordance with street
                                             delivery custom;

                                    (2)      for the exchange of interim
                                             receipts or temporary Securities
                                             for definitive Securities; and

                                    (3)      for transfer of Securities into the
                                             name of the Fund or PFPC Trust or a
                                             sub-custodian or a nominee of one
                                             of the foregoing, or for exchange
                                             of Securities for a different
                                             number of bonds, certificates, or
                                             other evidence, representing the
                                             same aggregate face amount or
                                             number of units bearing the same
                                             interest rate, maturity date and
                                             call provisions, if any; provided
                                             that, in any such case, the new
                                             Securities are to be delivered to
                                             PFPC Trust.

                           (B) unless and until PFPC Trust receives Oral Instructions or Written Instructions to the contrary, PFPC Trust shall:

                                    (1)      pay all income items held by it
                                             which call for payment upon
                                             presentation and hold the cash
                                             received by it upon such payment
                                             for the account of the Fund;

                                    (2)      collect interest and cash dividends
                                             received, with notice to the Fund,
                                             to the account of the Fund;

                                    (3)      hold for the account of the Fund
                                             all stock dividends, rights and
                                             similar Securities issued with
                                             respect to any Securities held by
                                             PFPC Trust; and

                                    (4)      execute as agent on behalf of the
                                             Fund all necessary ownership
                                             certificates required by the
                                             Internal Revenue Code or the Income
                                             Tax Regulations of the United
                                             States Treasury Department or under
                                             the laws of any state now or
                                             hereafter in effect, inserting the
                                             Fund's name on such certificate as
                                             the owner of the Securities covered
                                             thereby, to the extent it may
                                             lawfully do so.

         (i)      Segregated Accounts.

                  (i) PFPC Trust shall upon receipt of Written Instructions or Oral Instructions establish and maintain segregated accounts on its records for and on behalf of the Fund. Such accounts may be used to transfer cash and Securities, including Securities in the Book-Entry System:

                           (A) for the purposes of compliance by the Fund with the procedures required by a Securities or option exchange, providing such procedures comply with the 1940 Act and any releases of the SEC relating to the maintenance of segregated accounts by registered investment companies; and

                           (B) upon receipt of Written Instructions, for other purposes.

                  (ii) PFPC Trust shall arrange for the establishment of IRA custodian accounts for such members holding Units through IRA accounts, in accordance with the Fund's prospectuses, the Internal Revenue Code of 1986, as amended (including regulations promulgated thereunder), and with such other procedures as are mutually agreed upon from time to time by and among the Fund, PFPC Trust and the Fund's transfer agent.

         (j) Purchases of Securities. PFPC Trust shall settle purchased Securities upon receipt of Oral Instructions or Written Instructions that specify:

                  (i) the name of the issuer and the title of the Securities, including CUSIP number if applicable;

                  (ii) the number of shares or the principal amount purchased and accrued interest, if any;

                  (iii)    the date of purchase and settlement;

                  (iv)     the purchase price per unit;

                  (v)      the total amount payable upon such purchase; and

                  (vi) the name of the person from whom or the broker through whom the purchase was made. PFPC Trust shall upon receipt of Securities purchased by or for the Fund pay out of the moneys held for the account of the Fund the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral Instructions or Written Instructions.

         (k) Sales of Securities. PFPC Trust shall settle sold Securities upon receipt of Oral Instructions or Written Instructions that specify:

                  (i) the name of the issuer and the title of the security, including CUSIP number if applicable;

                  (ii) the number of shares or principal amount sold, and accrued interest, if any;

                  (iii)    the date of trade and settlement;

                  (iv)     the sale price per unit;

                  (v)      the total amount payable to the Fund upon such sale;

                  (vi) the name of the broker through whom or the person to whom the sale was made; and

                  (vii) the location to which the security must be delivered and delivery deadline, if any.

           PFPC Trust shall deliver the Securities upon receipt of the total amount payable to the Fund upon such sale, provided that the total amount payable is the same as was set forth in the Oral Instructions or Written Instructions. Notwithstanding the other provisions thereof, PFPC Trust may accept payment in such form as is consistent with industry practice or is satisfactory to it, and may deliver Securities and arrange for payment in accordance with the customs prevailing among dealers in Securities.

         (l)      Reports; Proxy Materials.

                  (i) PFPC Trust shall furnish to the Fund the following reports:

                           (A) such periodic and special reports as the Fund may reasonably request;

                           (B)      a monthly statement summarizing all
                                    transactions and entries for the account of the Fund, listing each portfolio security belonging to the Fund with the adjusted average cost of each issue and the market value at the end of such month and stating the cash account of the Fund including disbursements;

                           (C) the reports required to be furnished to the Fund pursuant to Rule 17f-4 of the 1940 Act; and

                           (D) such other information as may be agreed upon from time to time between the Fund and PFPC Trust.

                  (ii) PFPC Trust shall transmit promptly to the Fund any proxy statement, proxy material, notice of a call or conversion or similar communication received by it as custodian of the Property. PFPC Trust shall be under no other obligation to inform the Fund as to such actions or events. For clarification, upon termination of this Agreement PFPC Trust shall have no responsibility to transmit such material or to inform the Fund or any other person of such actions or events.

         (m) Crediting of Accounts. If PFPC Trust in its sole discretion credits an Account with respect to (a) income, dividends, distributions, coupons, option premiums, other payments or similar items on a contractual payment date or otherwise in advance of PFPC Trust's actual receipt of the amount due, (b) the proceeds of any sale or other disposition of assets on the contractual settlement date or otherwise in advance of PFPC Trust's actual receipt of the amount due or (c) provisional crediting of any amounts due, and (i) PFPC Trust is subsequently unable to collect full and final payment for the amounts so credited within a reasonable time period using reasonable efforts or (ii) pursuant to standard industry practice, law or regulation PFPC Trust is required to repay to a third party such amounts so credited, or if any Property has been incorrectly credited, PFPC Trust shall have the absolute right in its sole discretion without demand to reverse any such credit or payment, to debit or deduct the amount of such credit or payment from the Account, and to otherwise pursue recovery of any such amounts so credited from the Fund. Nothing herein or otherwise shall require PFPC Trust to make any advances or to credit any amounts until PFPC Trust's actual receipt thereof. The Fund hereby grants a first priority contractual possessory security interest in and a right of setoff against the assets maintained in an Account hereunder in the amount necessary to secure the return and payment to PFPC Trust of any advance or credit made by PFPC Trust (including reasonable charges related thereto) to such Account.

         (n) Collections. All collections of monies or other property in respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt by PFPC Trust) shall be at the sole risk of the Fund. If payment is not received by PFPC Trust within a reasonable time after proper demands have been made, PFPC Trust shall notify the Fund in writing, including copies of all demand letters, any written responses and memoranda of all oral responses and shall await instructions from the Fund. PFPC Trust shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. PFPC Trust shall also notify the Fund as soon as reasonably practicable whenever income due on Securities is not collected in due course and shall provide the Fund with periodic status reports of such income collected after a reasonable time.

16. DURATION AND TERMINATION. This Agreement shall continue until terminated by the Fund or PFPC Trust on sixty (60) days' prior written notice to the other party by certified mail with confirmed receipt. In the event this Agreement is terminated (pending appointment of a successor to PFPC Trust or vote of the members of the Fund to dissolve or to function without a custodian of its cash, Securities or other property), PFPC Trust shall not deliver cash, Securities or other property of the Fund to the Fund. It may deliver them to a bank or trust company of PFPC Trust's choice, having an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000), and which meets the requirements of Rule 17(f)(1) under the 1940 Act as a custodian for the Fund to be held under terms similar to those of this Agreement. PFPC Trust shall not be required to make any delivery or payment of assets upon termination until full payment shall have been made to PFPC Trust of all of its fees, compensation, costs and expenses (such expenses include, without limitation, expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider, or to a bank or trust company pending appointment of such successor, and all trailing expenses incurred by PFPC Trust). PFPC Trust shall have a security interest in and shall have a right of setoff against the Property as security for the payment of such fees, compensation, costs and expenses.

17. NOTICES. Subject to Section 16, Notices shall be addressed (a) if to PFPC Trust at 8800 Tinicum Boulevard, 3rd Floor, Philadelphia, Pennsylvania 19153, Attention: Sam Sparhawk; (b) if to the Fund, at
         c/o DB Absolute Return Strategies, 25 Deforest Avenue, Summit, New NJ 07901, Attention: John Ferguson; or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming electronic, hand or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given five days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

18. AMENDMENTS. This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

19. DELEGATION; ASSIGNMENT. PFPC Trust may assign its rights and delegate its duties hereunder at no additional cost to any affiliate of PFPC Trust or of The PNC Financial Services Group, Inc., provided that (i) PFPC Trust gives the Fund sixty (60) days' prior written notice of such assignment or delegation; (ii) the assignee or delegate agrees to comply with the relevant provisions of the Securities Laws; and (iii) PFPC Trust and such assignee or delegate promptly provide such information as the Fund may request, and respond to such questions as the Fund may ask, relative to the assignment or delegation, (including, without limitation) or the capabilities of the assignee or delegate. Except as stated above, this Agreement may not be assigned or delegated by either party without the written consent of the other party.

20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

22.      MISCELLANEOUS.

         (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

         (b) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees to provide PFPC Trust with prior notice sufficient for PFPC Trust to evaluate the impact of any modifications to its registration statement or the adoption of any policies that would affect materially the obligations or responsibilities of PFPC Trust hereunder.

         (c) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         (d) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

         (e) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         (f) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (g) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                                PFPC TRUST COMPANY

                                                By:
                                                         -----------------------
                                                         Edward A. Smith
                                                Title:   Vice President

                                                DB HEDGE STRATEGIES FUND LLC


                                                By:
                                                         -----------------------
                                                         Natalie Zornitsky
                                                         Vice President

                                     - 28 -